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                                    EXHIBIT 2

                            CERTIFICATE OF AMENDMENT

                       TO THE ARTICLES OF INCORPOARTION OF

                        EMPIRE COMMUNICATIONS CORPORATION

      The undersigned, Susan M. Grant, the President, Secretary and sole member of the Board of Directors of Empire Communications Corporation, a Nevada corporation (the "Corporation"), does hereby certify that:

                                        I

      Pursuant to Section 78.390 of the Nevada Revised Statutes, the Articles of Incorporation of the Corporation shall be amended as follows:

      The name of the Corporation is "Front Porch Digital Inc."

                                       II

      The foregoing amendment was adopted by the written Consent of the sole member of the Board of Directors of the Corporation pursuant to Section 78.315 of the Nevada Revised Statutes; and by consent of the majority stockholder who owned in excess of a majority of the outstanding voting securities of the Corporation pursuant to Section 78.320 of the Nevada Revised Statutes.

                                       III

      The number of shares entitled to vote on the amendment was 46,400,000.

                                       IV

      The number of shares voted in favor of the amendment was 40,000,000, with none opposing and none abstaining.

      IN WITNESS THEREOF, the undersigned officer of the Corporation, certifying that the foregoing is true and correct under penalty of perjury, has set her hand this 1st day of May, 2000.

By:  /s/ Susan M. Grant
     ------------------
     Susan M. Grant,
     President, Secretary and Director



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